TRANS ADVISER FUNDS, INC.
                            FUND ACCOUNTING AGREEMENT

        AGREEMENT made the 22nd day of September 1995, between Trans Adviser Funds, Inc. (the "Corporation"), a corporation organized under the laws of the State of Maryland with its principal place of business at 500 East Main Street, Bowling Green, Kentucky 42102, and Forum Financial Corp. ("FFC"), a corporation organized under the laws of the State of Delaware with its principal place of business at Two Portland Square, Portland, Maine 04101.

        WHEREAS, the Corporation is registered under the Investment Company Act of 1940, as amended (the "Act") as an open-end management investment company and may issue its shares of common stock, no par value (the "Shares"), in separate series and classes; and

        WHEREAS, the Corporation desires that FFC perform certain fund accounting services for each series of the Corporation now existing or that in the future may be created, and for classes that may in the future be created in each of the separate investment portfolios of the Corporation as listed on Schedule A hereto, as it may be amended from time to time (each a "Fund" and, collectively, the "Funds") and FFC is willing to provide those services on the terms and conditions set forth in this Agreement;

        NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Corporation and FFC do hereby agree as follows:

        SECTION 1.  SERVICES TO BE PERFORMED

        For each Fund, FFC shall perform the services listed in this Section. FFC and the Corporation's Administrator, Forum Financial Services, Inc. ("Forum") may from time to time adopt such procedures as they agree upon to implement the terms of this Section.

        (a) Books and Records. FFC shall prepare and maintain on behalf of the Corporation the following books and records of each Fund, and each class thereof, pursuant to Rule 31a-1 under the Act (the "Rule"):

          (i) Journals containing an itemized daily record in detail of all purchases and sales of securities, all receipts and disbursements of cash and all other debits and credits, as required by sub-section (b)(1) of the Rule;

          (ii) Journals and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, as required by subsection (b)(2) of the Rule (but not including the ledgers required by subsection (b)(2)(iv);


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        (iii)  A record  of each  brokerage  order  given by or on behalf of the
               Corporation for, or in connection with, the purchase or sale of securities, and all other portfolio purchases or sales, as required by sub-sections (b)(5) and (b)(6) of the Rule;

          (iv) A record of all options, if any, in which the Corporation has any direct or indirect interest or which the Corporation has granted or guaranteed and a record of any contractual commitments to purchase, sell, receive or deliver any property as required by subsection (b)(7) of the Rule;

          (v)  A  monthly   trial  balance  of  all  ledger   accounts   (except
               shareholder accounts) as required by sub-section (b)(8) of the Rule; and

          (vi) Other records required by the Rule or any successor rule or pursuant to interpretations thereof to be kept by open-end management investment companies, but limited to these provisions of the Rule applicable to portfolio transactions and as agreed upon between the parties hereto.

        The forgoing books and records shall be prepared and maintained in such form, for such periods and in such locations as may be required by applicable regulation and shall be the property of the Corporation. FFC agrees to make such books and records available for inspection by the Corporation or by the Securities and Exchange Commission at reasonable times and as otherwise directed by Forum.

        (b)    Accounting Services.  FFC shall:

          (i) Calculate the net asset value per share with the frequency prescribed in each Fund's then-current Prospectus;

          (ii) Calculate dividends and capital gain distributions, if any, as required by the Corporation;

          (iii)Calculate the yield, effective yield, tax equivalent yield and total return for each Fund, and each class thereof, as applicable, and such other measure of performance as may be agreed upon between the parties hereto;

          (iv) Provide the Corporation and such other persons as Forum may direct with the following reports:

               (A)  a current securities position report,

               (B) a summary report of transactions and pending maturities (including the principal, cost, and accrued interest on each portfolio security in maturity date order), and


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               (C)  a current cash position and projection report;

          (v) Prepare and record, as of each time when the net asset value of a Fund is calculated or as otherwise directed by Forum, either

               (A) a valuation of the assets in the Fund (based upon the use of outside services normally used and contracted for this purpose by FFC in the case of securities for which information and market price or yield quotations are readily available and based upon evaluations conducted in accordance with Forum's instructions in the case of all other assets) or

               (B) a calculation confirming that the market value of the Fund's assets does not deviate from the amortized cost value of those assets by more than a specified percentage agreed to from time to time by FFC and Forum;

          (vi) Make such adjustments over such periods as FFC deems necessary to reflect over-accruals or under-accruals of estimated expenses or income; and

          (vii)Obtain  necessary  information  from Forum and the  Corporation's
               transfer   agent  in  order  to   prepare,   and   prepare,   the
               Corporation's Form N-SAR.

          (c)  Other Services. FFC shall:

          (i) Assist the Corporation's independent accountants and, upon approval of the Corporation or Forum, any regulatory body in any requested review of the Corporation's books and records maintained by FFC; and

          (ii) Prepare periodic reports to shareholders and the Securities and Exchange Commission and such other reports as may be agreed to from time to time and provide information typically supplied in the investment company industry to companies that track or report price, performance or other information with respect to investment companies.

        SECTION 2. COMPENSATION

        (a) Fee. For the services provided by FFC pursuant to this Agreement, the Corporation shall pay to FFC a fee with respect to each Fund, as calculated in accordance with Schedule B hereto. These fees shall be paid monthly in advance. Fees will begin to accrue for each Fund on the latter of the effective date of this Agreement or the date of commencement of operations of the Fund.

        (b) Reimbursement of Expenses. The Corporation shall reimburse FFC for all of FFC's reasonable out-of-pocket expenses incurred in the performance of its duties hereunder.


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The  Corporation  also  shall  reimburse  FFC for all  reasonable  expenses  and employee time attributable to any review of the Corporation's accounts and records by the Corporation's independent accountants or any regulatory body outside of routine and normal periodic reviews and for all reasonable expenses for services in connection with FFC's activities in effecting any termination of this Agreement (except the termination of FFC for cause), including reasonable expenses incurred by FFC to deliver the Corporation's property in FFC's possession to the Corporation or other persons.

         SECTION 3. TERM

         This Agreement shall become effective as of the date first above written and shall remain in effect for 12 months. Thereafter, this Agreement shall remain in effect indefinitely. This Agreement may be terminated with respect to any Fund, or class thereof, without the payment of any penalty, (i) by a vote of a majority of the Corporation's Board of Directors on 60 days' written notice to FFC or (ii) by FFC on 60 days' written notice to the Corporation. For so long as FFC continues to perform any of the services contemplated by this Agreement after termination of this Agreement (as agreed to by the Corporation and FFC), the provisions of Sections 2 and 4 hereof shall continue in full force and effect.

        SECTION 4. STANDARD OF CARE; LIMITATION OF LIABILITY

        (a) FFC shall use its best judgment and efforts in rendering the services described in this Agreement. FFC shall not be liable to the Corporation for any action or inaction of FFC in the absence of bad faith, willful misconduct or gross negligence or based upon information, instructions or requests with respect to a Fund made to FFC by an officer of the Corporation duly authorized. FFC shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement caused by circumstances beyond its reasonable control.

        (b) The Corporation agrees to indemnify and hold harmless FFC, its employees, agents, officers and trustees against and from any and all claims, judgments, losses, charges (including attorneys' fees) and other reasonable expenses arising out of FFC's actions taken or failures to act under the circumstances described in paragraph (a) of this section.

        (c) FFC agrees to indemnify and hold harmless the Corporation, its employees, agents, officers and trustees against and from any and all claims, judgments, losses, charges (including attorneys' fees) and other reasonable expenses arising out of FFC's actions taken or failures to act with respect to a Fund in cases of FFC's own bad faith, willful misconduct or gross negligence.

        (d) Neither party shall be required to indemnify the other if, prior to confessing any claim against it which may be subject to indemnification, the indemnified party does not give the indemnifying party written notice of, and reasonable opportunity to defend against, the claim.


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         SECTION 5. ASSIGNMENT

         This Agreement and the rights and duties hereunder shall not be assignable by either of the parties hereto except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.

        SECTION 6. CONFIDENTIALITY

        FFC agrees to treat all records and other information related to the Corporation as proprietary information of the Corporation and, on behalf of itself and its employees, to keep confidential all such information, except that FFC may

        (a)  prepare  or  assist  in the  preparation  of  periodic  reports  to
shareholders  and  regulatory   bodies  such  as  the  Securities  and  Exchange
Commission;

        (b) provide information typically supplied in the investment company industry to companies that track or report price, performance or other information regarding investment companies; and

        (c) release such other information as approved in writing by the Corporation, which approval shall not be unreasonably withheld and may not be withheld where FFC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities or when so requested by the Corporation.

        SECTION 7. MISCELLANEOUS

        (a) No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

        (b) If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

        (c) Section and Paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

        (d) Notices, requests, instructions and communications received by the parties at their respective principal addresses, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.


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        (e) This  Agreement  shall be  governed  by and  shall be  construed  in accordance with the laws of the State of New York.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                            TRANS ADVISER FUNDS, INC.

                                            /s/ Thomas A. Tranton
                                            -------------------------
                                            Thomas A. Trantum
                                            President

                                            FORUM FINANCIAL CORP.

                                            /s/ John Y. Keffer
                                           --------------------------
                                            John Y. Keffer
                                            President


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                            TRANS ADVISER FUNDS, INC.
                            FUND ACCOUNTING AGREEMENT

                                   Schedule A

                                    FUNDS OF
                            TRANS ADVISER FUNDS, INC.
                            as of September 22, 1995

                                Growth Value Fund
                             Aggressive Growth Fund
                             Intermediate Bond Fund
                             Kentucky Tax-Free Fund
                             Tennessee Tax-Free Fund
                                Money Market Fund

                            TRANS ADVISER FUNDS, INC.
                            FUND ACCOUNTING AGREEMENT

                                   Schedule B

                                      FEES

 Standard Fee per Series with one class                             $36,000/year
        Fee for each additional class                               $12,000/year

 Plus   additional  surcharges  for  each of:
 Funds  with  asset  levels exceeding:

               $100 million                                          $6,000/year
               $250 million                                          $6,000/year
               $500 million                                          $6,000/year
               $1 billion                                            $6,000/year

        Funds  requiring   international  custody,  or  holding  futures,
        options,  forward contracts,  foreign currencies,  or other hedge
        instruments                                                 $12,000/year

        Funds with more than 30 international positions             $12,000/year

        Tax Free Money Market Funds                                 $12,000/year

        Series with more than 25% of net assets invested in asset
        backed securities                                           $12,000/year

        Series with more than  50% of net assets invested in asset
        backed securities                                           $12,000/year

        Series with more than 100 security positions                $12,000/year

        Series with a monthly portfolio turnover rate of 10%
        or greater                                                  $12,000/year

        Surcharges are paid on a monthly basis, and are determined based upon the total assets or security positions as of the end of the prior month and on the portfolio turnover rate for the prior month. Portfolio turnover rate shall have the meaning ascribed thereto in Securities and Exchange Commission Form N-1A.

        The rates set forth above shall remain fixed through December 31, 1996.